Exhibit 8(b)(i)



                                February 2, 1998

THE RODNEY SQUARE MULTI-MANAGER FUND

      Re: Sub-Custodian Services Fees

Dear Sir/Madam:

      This letter constitutes our agreement with respect to compensation to be paid to PNC Bank, National Association ("PNC") under the terms of a Sub-Custodian Agreement dated February 2, 1998 between PNC and Rodney Square Multi-Manager Fund ("you" or the "Fund") and Wilmington Trust Company ("WTC"), as amended from time to time (the "Agreement"). Pursuant to Paragraph 11 of the Agreement, and in consideration of the services to be provided to the Fund, WTC will pay PNC the following:

      1. Asset-based fees, payable monthly and calculated daily, based on the average daily net assets of the Portfolios of the Fund in the aggregate:

      .0150% of the first $2 billion of average daily net assets .0125% on the next $1 billion of average daily net assets .0100% of the average daily net assets over $3 billion

      2.    Each Portfolio shall pay PNC transaction charges as follows:

      Physical delivery                  $15.00
      Fed Book entry                     $ 7.50
      Depository eligible                $ 7.50
      GNMA depository                    $15.00
      Repo with PNC                      $ 7.50 -- Round-trip  per  piece  of
                                                   collateral
      Repo outside PNC                   $ 7.50 -- Round-trip  per  piece  of
                                                   collateral
      Options contract                   $30.00 -- Round-trip
      Futures contract                   $ 5.00 -- For each  margin  variation
                                                   wire

      A transaction includes each buy, sell, maturity, "receive", "deliver", exercise or expiration of any of the types of items listed above.

      3. Wilmington Trust Company shall pay PNC's out-of-pocket expenses reasonably incurred on behalf of the Fund, including, but not limited to, incremental costs in providing, federal express, confirmation fees and federal reserve wire fees.



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      4. The minimum  monthly fee shall be $1,000 per  Portfolio,  exclusive  of
transaction   charges,   balance   debits,   out-of-pocket   charges  and  other
miscellaneous charges. PNC will waive its monthly minimum fee per portfolio when aggregate asset levels reach $3 billion.

      5. PNC will sweep any net excess cash balances daily into an investment vehicle designated in writing by the Fund and agreed to by PNC and will credit the Fund with such sweep earnings on a monthly basis. PNC will be paid .25% of assets swept.

      If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                    Very truly yours,

                                    PNC BANK, NATIONAL ASSOCIATION


                                    By: /s/ Nicholas M. Marsini
                                        ----------------------------------------
                                    Title: Senior Vice President


Agreed and Accepted:

RODNEY SQUARE MULTI-MANAGER FUND

By: /s/ Robert J. Christian
    -----------------------------------
Title: President


Agreed and Accepted:

WILMINGTON TRUST COMPANY


By: /s/ Robert J. Christian
    -----------------------------------
Title: Senior Vice President